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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ......  0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
      EXCEL LEGACY CORPORATION                Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           MACE SECURITY INTERNATIONAL, INC.      (Month/Day/Year)
     (Last)     (First)     (Middle)          OCTOBER 29, 1999           (NASDAQ NATIONAL MARKET: MACE)
    16955 VIA DEL CAMPO, SUITE 100         ----------------------------  ----------------------------------  -----------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
             (Street)                         Number of Reporting             Person to Issuer                  Group Filing (Check
    SAN DIEGO,  CALIFORNIA     92127          Person (Voluntary)            (Check all applicable)              applicable line)
--------------------------------------          33-0781747                     Director     X    10% Owner          Form filed by
      (City)      (State)      (Zip)       ----------------------------  -----            -----              -----  One Reporting
                                                                               Officer           Other              Person
                                                                         ----- (give      -----  (specify      X    Form filed by
                                                                               title below)      below)      -----  More than One
                                                                                                                    Reporting Person
                                                                         ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                        3,750,000                        I                            (1)
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                                                                                                                         Page 1 of 3
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                     SEC 1473(7/96)

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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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WARRANT                          10/29/99   10/29/04   COMMON STOCK        62,500       $4.00            I               (1)
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Explanation of Responses:

(1) The securities reported herein are held by Millennia Car Wash, LLC. Excel Legacy Corporation and G II Ventures, LLC may be
deemed to share voting and dispositive power over these securities by reason of their position as members of Millennia. Russell B.
Geyser I, LLC and Oscar Joseph Holdings, LLC may be deemed to share voting and dispositive power over these securities by reason of their position as members of G II Ventures. Russell B. Geyser and William Gustafson may be deemed to share voting and dispositive power over these securities by reason of their position as members of Russell B. Geyser I, LLC and Oscar Joseph Holdings, LLC,
respectively. See Joint Filer Information below.

                                                                                    EXCEL LEGACY CORPORATION


                                                                                    By: /s/ RICHARD B. MUIR                11/30/99
                                                                                        --------------------------------  ----------
                                                                                        **Signature of Reporting Person      Date
**Intentional misstatements or omissions of facts constitute Federal Criminal           Richard B. Muir
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                Executive Vice President
                                                                                        and Secretary
Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form                             Page 2 of 3
are not to respond unless the form displays a currently value OMB Number.                                                     Page 2
                                                                                                                     SEC 1473 (8/96)

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FORM 3 (CONTINUED)

                                   JOINT FILER INFORMATION

DESIGNATED FILER:                   Excel Legacy Corporation

ISSUER & TICKER SYMBOL:             Mace Security International, Inc. (Nasdaq
                                    National Market: MACE)

DATE OF EVENT REQUIRING STATEMENT:  October 29, 1999

ADDITIONAL FILERS:

               NAME AND SIGNATURE                          ADDRESS
               ------------------                          -------

MILLENNIA CAR WASH, LLC                             1818 Hawk View Drive
                                                    Encinitas, California 92024

By:    /s/ Russell B. Geyser
       -------------------------------------
       Russell B. Geyser
       President and Chief Executive Officer

G II VENTURES, LLC                                  1818 Hawk View Drive
                                                    Encinitas, California 92024

By:     Russell B. Geyser I, LLC,
        its Managing Member

        By:  /s/ Russell B. Geyser
             -------------------------------
             Russell B. Geyser
             Managing Member

RUSSELL B. GEYSER I, LLC                            1818 Hawk View Drive
                                                    Encinitas, California 92024
By:     /s/ Russell B. Geyser
        ------------------------------------
        Russell B. Geyser
        Managing Member

OSCAR JOSEPH HOLDINGS, LLC                          1818 Hawk View Drive
                                                    Encinitas, California 92024

By:     /s/ William Gustafson
        ------------------------------------
        William Gustafson
        Managing Member

/s/ Russell B. Geyser                               1818 Hawk View Drive
--------------------------------------------        Encinitas, California 92024
RUSSELL B. GEYSER


/s/ William Gustafson                               1818 Hawk View Drive
--------------------------------------------        Encinitas, California 92024
WILLIAM GUSTAFSON

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